Exhibit (a)(1)(P)

                     [LETTERHEAD OF GEORGESON SHAREHOLDER]


February 17, 2005

White Bay Capital Management LLC
c/o Costa Brava Partnership III, L.P.
237 Park Avenue, Suite 800
New York, NY  10017


          Re:  Letter of Agreement
               -------------------

Gentlemen:

This Letter of Agreement, including the Appendix attached hereto (collectively, this "Agreement"), sets forth the terms and conditions of the engagement of Georgeson Shareholder Communications Inc. ("GSC") by White Bay Capital Management LLC (the "Company") to act as Information Agent in connection with its tender offer (the "Offer"). The term of the Agreement shall be the term of the Offer, including any extensions thereof.

     (a) Services. GSC shall perform the services described in the Fees & Services Schedule attached hereto as Appendix I (collectively, the "Services").

     (b) Fees. In consideration of GSC's performance of the Services, the Company shall pay GSC the amounts, and pursuant to the terms, set forth on the Fees & Services Schedule attached hereto as Appendix I.

     (c) Expenses. In connection with GSC's performance of the Services, and in addition to the fees and charges discussed in paragraphs (b) and (d) hereof, the Company agrees that it shall be solely responsible for the following costs and expenses, and that the Company shall, at GSC's sole discretion, (i) reimburse GSC for such costs and expenses actually incurred by GSC, (ii) pay such costs and expenses directly and/or (iii) advance sufficient funds to GSC for payment of such costs and expenses:

          o expenses incidental to the Offer, including postage and freight charges incurred in delivering Offer materials;

          o expenses incurred by GSC in working with its agents or other parties involved in the Offer, including charges for bank threshold lists, data processing, telephone directory assistance, facsimile transmissions or other forms of electronic communication;

          o expenses incurred by GSC at the Company's request or for the Company's convenience, including copying expenses, expenses

White Bay Capital Management LLC
February 17, 2005
Page 2


               relating to the printing of additional and/or supplemental material and travel expenses of GSC's executives;

          o any other fees and expenses authorized by the Company and resulting from extraordinary contingencies which arise during the course of the Offer, including fees and expenses for advertising (including production and posting), media relations, stock watch and analytical services.

     (d) Custodial Charges. GSC agrees to check, itemize and pay on the Company's behalf the charges of brokers and banks, with the exception of ADP Proxy Services and Prudential Securities which will bill the Company directly, for forwarding the Company's offering material to beneficial owners. The Company agrees to provide GSC, prior to the commencement of the initial distribution of offering materials to such brokers and banks, with a preliminary payment equal to 75% of GSC's good faith estimate of the charges which shall be assessed by such brokers and banks for two distributions of such materials. The Company shall pay GSC an administrative fee of five dollars ($5.00) for each broker and bank invoice paid by GSC on the Company's behalf. If the Company prefers to pay these bills directly, please strike out and initial this clause before returning the executed Agreement.

     (e) Compliance with Applicable Laws. The Company and GSC hereby represent to one another that each shall use its best efforts to comply with all applicable laws relating to the Offer, including, without limitation, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     (f) Indemnification. The Company agrees to indemnify and hold harmless GSC and its stockholders, officers, directors, employees, agents and affiliates against any and all claims, costs, damages, liabilities, judgments and expenses, including the fees, costs and expenses of counsel retained by GSC, which result from claims, actions, suits, subpoenas, demands or other proceedings brought against or involving GSC which directly relate to or arise out of GSC's performance of the Services (except for costs, damages, liabilities, judgments or expenses which shall have been determined by a court of law pursuant to a final and nonappealable judgment to have directly resulted from GSC's gross negligence or intentional misconduct). In addition, the prevailing party shall be entitled to reasonable attorneys' fees and court costs in any action between the parties to enforce the provisions of this Agreement, including the indemnification rights contained in this paragraph. The indemnity obligations set forth in this paragraph shall survive the termination of this Agreement.

White Bay Capital Management LLC
February 17, 2005
Page 3


     (g) Governing Law. This Agreement shall be governed by the substantive laws of the State of New York without regard to its principles of conflicts of laws, and shall not be modified in any way, unless pursuant to a written agreement which has been executed by each of the parties hereto. The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement (including any breach hereof) shall be subject to the jurisdiction of the federal and state courts in New York County, New York and the parties hereby waive any defenses on the grounds of lack of personal jurisdiction of such courts, improper venue or forum non conveniens.

     (h) Exclusivity. The Company agrees and acknowledges that GSC shall be the sole Information Agent retained by the Company in connection with the Offer, and that the Company shall refrain from engaging any other Information Agent to render any Services, in a consultative capacity or otherwise, in relation to the Offer.

     (i) Additional Services. In addition to the Services, the Company may from time to time request that GSC provide it with certain additional consulting or other services. The Company agrees that GSC's provision of such additional services shall be governed by the terms of a separate agreement to be entered into by the parties at such time or times, and that the fees charged in connection therewith shall be at GSC's then-current rates.

     (j) Confidentiality. GSC agrees to preserve the confidentiality of (i) all material non-public information provided by the Company or its agents for GSC's use in fulfilling its obligations hereunder and (ii) any information developed by GSC based upon such material non-public information (collectively, "Confidential Information"). For purposes of this Agreement, Confidential Information shall not be deemed to include any information which (w) is or becomes generally available to the public in accordance with law other than as a result of a disclosure by GSC or any of its officers, directors, employees, agents or affiliates; (x) was available to GSC on a nonconfidential basis and in accordance with law prior to its disclosure to GSC by the Company;
          (y) becomes available to GSC on a nonconfidential basis and in accordance with law from a person other than the Company or any of its officers, directors, employees, agents or affiliates who is not otherwise bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting such information to a third party; or (z) was independently and lawfully developed by GSC based on information described in clauses (w), (x) or (y) of this paragraph. The

White Bay Capital Management LLC
February 17, 2005
Page 4


          Company agrees that all reports, documents and other work product provided to the Company by GSC pursuant to the terms of this Agreement are for the exclusive use of the Company and may not be disclosed to any other person or entity without the prior written consent of GSC. The confidentiality obligations set forth in this paragraph shall survive the termination of this Agreement.

     (k) Entire Agreement; Appendix. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. The Appendix to this Agreement shall be deemed to be incorporated herein by reference as if fully set forth herein. This Agreement shall be binding upon all successors to the Company (by operation of law or otherwise).

     If the above is agreed to by you, please execute and return the enclosed duplicate of this Agreement to Georgeson Shareholder Communications Inc., 17 State Street - 10th Floor, New York, New York 10004, Attention: Marcy Roth, Contract Administrator.


                                       Sincerely,

                                       GEORGESON SHAREHOLDER
                                       COMMUNICATIONS INC.

                                       By:    /s/ THOMAS S. CRONIN
                                              ------------------------------
                                              Thomas S. Cronin

                                       Title: Senior Managing Director
                                              ---------------------------

Agreed to and accepted as of
the date first set forth above:

WHITE BAY CAPITAL MANAGEMENT LLC

By:    /s/ ANDREW SIEGEL
       -----------------------

Title: Managing Member
       -----------------------

                                                                      APPENDIX I
                                                                      ----------

                            FEES & SERVICES SCHEDULE
                            ------------------------

BASE SERVICES                                                       $30,000.00
-------------                                                       ------------
o    Advance review of Offer documents
o    Strategic advice relating to the Offer
o Assistance in preparation of advertisements and news releases
o Dissemination of Offer documents to bank and broker community
o Communication with bank and broker community during Offer period

     ADDITIONAL SERVICES
     -------------------
     o    Direct telephone communication with retail (i.e.,         TBD
          registered and NOBO shareholders)                         ------------
          o    $5.00 per telephone calls (inbound and
               outbound)

DEPOSITORY SERVICES
-------------------
o    Acceptance fee                                                 $8,000.00
                                                                    ------------

     ADDITIONAL SERVICES
     -------------------
     o    Examining and processing Letters of Transmittal           $12.00
          and accompanying securities, each                         ------------
     o    Items requiring additional handling (legal items,         $12.00
          option items, correspondence items, partial               ------------
          tenders, window items, and items not providing a
          taxpayer identification number), each
     o    Guarantee items and Withdrawal items, each                $12.00
                                                                    ------------
     o    Preparing and filing Form 1099B with tendering            $1.00
          stockholder and appropriate government agencies,          ------------
          each
     o    Backup withholding of purchase price as tax, where        Waived
          applicable, each                                          ------------
     o    Calculating pro-rata items, each (if applicable)          N/A
                                                                    ------------
     o    Midnight Expirations, each                                $3,000.00
                                                                    ------------
     o    Extensions of Offer, each                                 $3,000.00
                                                                    ------------
     o    Special services                                          By Appraisal
                                                                    ------------

--------------------------------------------------------------------------------
NOTE: The foregoing fees are exclusive of reimbursable expenses and custodial charges as described in paragraphs (c) and (d) of this Agreement. In addition, the Company will be charged a fee of $1,000 if the Offer is extended for any reason.


--------------------------------------------------------------------------------
                            FEE PAYMENT INSTRUCTIONS
                            ------------------------

The Company shall pay GSC as follows:

o Upon execution of this Agreement, the Company shall pay GSC $38,000, which amount is in consideration of GSC's commitment to represent the Company and is non-refundable;

o If applicable, immediately prior to the commencement of the mailing, the Company shall advance to GSC a portion of anticipated custodial charges; and

o Upon completion of the Offer, the Company shall pay GSC the sum of (i) any variable fees for Additional Services (e.g., telephone calls) which shall have accrued over the course of the Offer, (ii) the Success Fee, if earned and (iv) all reimbursable expenses.

GSC will send the Company an invoice for each of the foregoing payments.

--------------------------------------------------------------------------------